Exhibit 5.1

11 September 2008

Signet Jewelers Limited Clarendon House 2 Church Street Hamilton HM11 Bermuda	DIRECT LINE:	+44 207 562 0348
	E-MAIL:	ANTHONY.SMITH@CONYERSDILLANDPEARMAN.COM
	OUR REF:	.AHS/692017/41529
YOUR REF:

Dear Sirs

Signet Jewelers Limited (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission on 11 September 2008 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended (the “Securities Act”), of:

a)	8,569,000 common shares, par value US$0.18 per share (the “Common Shares”), issuable pursuant to the following plans (the “Plans”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto):

•	Signet Jewelers Limited Rules of the Long-Term Incentive Plan 2008;

•	Signet Jewelers Limited US Employee Stock Savings Plan (the “USESSP”);

•	Signet Jewelers Limited Rules of the Sharesave Scheme;

•	Signet Jewelers Limited Rules of the Irish Sharesave Scheme;

•	Signet Jewelers Limited US Stock Option Plan 2008;

•	Signet Jewelers Limited International Share Option Plan 2008;

•	Signet Jewelers Limited UK Approved Share Option Plan 2008;

•	Rules of the Signet Group plc Sharesave Scheme;

•	Rules of the Signet Group plc Sharesave Scheme (The Republic of Ireland);

•	Signet Group plc International Share Option Plan 2003; and

•	Signet Group plc UK Inland Revenue Approved Share Option Plan 2003; and

b)	an indeterminate number of plan interests under the USESSP.

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Plans. We have also reviewed the memorandum of association and the bye-laws of the Company, each certified by the Secretary of the Company on 11 September 2008, copies of minutes of meetings of the board of directors of the Company held on 9 July 2008 and 2 September 2008 (together the “Minutes”) and such other documents and made such enquires as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) of all documents examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement, the Plans and other documents reviewed by us, (d) that the resolutions contained in the Minutes were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended, except with respect to the USESSP, (e) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (f) the validity and binding effect under the laws of England, New York and Ireland of those Plans subject to such laws in accordance with their terms, (g) that there is no provision of any award agreement or option which would have any implication in relation to the opinions expressed herein, (h) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (i) that on the date of issuance of any of the Common Shares the Company will have sufficient authorised but unissued common shares, (j) that on the date of issuance of any award or option under a Plan, the Company will be able to pay its liabilities as they become due, (k) that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981 of Bermuda, as amended, and (l) that the general permissions with respect to the issuance and free transferability of shares granted by the Bermuda Monetary Authority on 1 June 2005 will not have been revoked or amended at the time of issuance of any Common Shares.

We express no opinion with respect to the issuance of shares pursuant to any provision of a Plan that purports to obligate the Company to issue shares following the commencement of a winding up or liquidation. We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company pursuant to the Plans and is not to be relied upon in respect of any other matter.

On the basis of, and subject to, the foregoing, we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda government authority or to pay any Bermuda government fees or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	When issued and paid for in accordance with the terms of the Plans, the Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Common Shares).

3.	The Company has all requisite corporate power and authority to execute and deliver the USESSP and to perform its obligations thereunder. The execution, delivery and performance of the USESSP by the Company have been duly authorized by all necessary corporate action on the part of the Company. The USESSP has been duly and validly executed and delivered by the Company.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman

CONYERS DILL & PEARMAN